UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2014

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

$200.0 Million Accounts Receivable Securitization Facility

On May 9, 2014, RPM International Inc. (the “Company”) replaced its existing $150.0 million accounts receivable securitization facility (which immediately prior to such replacement was assigned from Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association) to PNC Bank, National Association, as administrative agent) with a new, three-year, $200.0 million accounts receivable securitization facility (the “New Facility”). The New Facility was entered into pursuant to (1) a second amended and restated receivables sale agreement, dated as of May 9, 2014 (the “Sale Agreement”), among certain subsidiaries of the Company (the “Originators”), and RPM Funding Corporation, a special purpose entity (the “SPE”) whose voting interests are wholly owned by the Company, and (2) an amended and restated receivables purchase agreement, dated as of May 9, 2014 (the “Purchase Agreement”) among the SPE, certain purchasers from time to time party thereto (the “Purchasers”), and PNC Bank, National Association as administrative agent.

Under the Sale Agreement, the Originators may, during the term thereof, sell specified accounts receivable to the SPE, which may in turn, pursuant to the Purchase Agreement, transfer an undivided interest in such accounts receivable to the Purchasers. The Company indirectly holds a 100% economic interest in the SPE and will, along with the Company’s subsidiaries, receive the economic benefit of the New Facility. The transactions contemplated by the New Facility do not constitute a form of off-balance sheet financing, and will be fully reflected in the Company’s financial statements.

The maximum availability under the New Facility is $200.0 million. Availability is further subject to changes in the credit ratings of the Originator’s customers, customer concentration levels or certain characteristics of the accounts receivable being transferred. The interest rate under the Purchase Agreement is based on the Alternate Base Rate, one-month LIBOR or LIBOR for a specified tranche period, as selected by the SPE, at its option, plus in each case, a margin of 0.70%. In addition, as set forth in an Amended and Restated Fee Letter, dated May 9, 2014 (the “Fee Letter”), the SPE is obligated to pay a monthly unused commitment fee to the Purchasers based on the daily amount of unused commitments under the Agreement which fee ranges from 0.30% to 0.50% based on usage.

The New Facility contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the New Facility upon the occurrence of certain specified events, including, but not limited to, failure by the SPE to pay interest and other amounts due, defaults on certain indebtedness, certain judgments, change in control, certain events negatively affecting the overall credit quality of transferred accounts receivable, bankruptcy and insolvency events, and failure by the Company to meet financial tests requiring maintenance of an interest coverage ratio, if applicable. If the Company does not maintain an investment grade public debt rating with at least two specified rating agencies, the Company must comply with the interest coverage ratio which requires the Company not to permit the ratio, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, of EBITDA, as defined in the New Facility, for such period to interest expense for such period to be less than 3.5:1. This financial test, to the extent applicable, is substantively identical to a similar covenant already contained in the Company’s revolving credit facility.

The foregoing discussion of the terms and conditions of the New Facility does not purport to be complete and is subject to and qualified in its entirety by the full text of the Sale Agreement, the Purchase Agreement and the Fee Letter, which are attached as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 hereto, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Receivables Sales Agreement, dated May 9, 2014.

10.2	Amended and Restated Receivables Purchase Agreement, dated May 9, 2014.

10.3	Amended and Restated Fee Letter, dated May 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date May 15, 2014

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer

Exhibit Index

Exhibit Number	Description

10.1	Second Amended and Restated Receivables Sales Agreement, dated May 9, 2014.

10.2	Amended and Restated Receivables Purchase Agreement, dated May 9, 2014.

10.3	Amended and Restated Fee Letter, dated May 9, 2014.